EXHIBIT 99.1
                                                                        CONTACT:
                                                                 ROSLYN PALMIERE
                                                              INVESTOR RELATIONS
                                                         AUTONOMOUS TECHNOLOGIES
                                                                  (407) 282-1262

                                             JONATHAN FASSBERG/KATHLEEN EPPOLITO
                        THE TROUT GROUP LLC/LIPPERT HIELSHORN & ASSOCIATES, INC.
                                                                  (212) 838-5447

         AUTONOMOUS TECHNOLOGIES CORPORATION ANNOUNCES BOARD EXPANSION
         -------------------------------------------------------------
                        AND VP OF RESEARCH APPOINTMENT
                        ------------------------------

ORLANDO, FL, JULY 17, 1996 - AUTONOMOUS TECHNOLOGIES, CORPORATION (NASDAQ: ATCI) today announced that the Company's Board of Directors have elected Richard H. Keates, M.D. as a member, expanding the Board to seven members. In addition to serving on the Board, Dr. Keates will serve as an exclusive consultant to the Company in the area of Laser Refractive Surgery. The Company also announced the appointment of George H. Pettit, M.D., Ph.D. to the position Vice President of Research.

Dr. Keates has held the Irving H. Leopold Endowed Chair in Ophthalmology and is Professor of Ophthalmology at the University of California, Irvine since January 1990. He received his medical training at Jefferson Medical Center, Philadelphia, PA, graduating in 1957. He was twice a Member of the Board of Directors of the American Society of Cataract and Refractive Surgery and has been an excimer laser monitor in the past for Taunton/VisX and Chiron Vision/Technolas. Dr. Keates is an internationally respected physician and educator as well as an industry advisor.

Dr. Pettit was a Medical Research Officer at the FDA Center for Devices & Radiological Health in Rockville, MD from September, 1990 - June, 1996. Dr. Pettit received his medical training from the University of Texas, Southwestern Medical School and his Ph.D. in electrical engineering from Rice University. Dr. Pettit's expertise lies in the area of ultraviolet laser ablation, both theoretical aspects and applications in medicine. He has extensive regulatory experience in evaluating the safety and efficacy of commercial medical devices in the area of laser biomedicine.

We are fortunate to have both Dr. Richard Keates and Dr. George Pettit join our Company in their respective capacities," said Randy W. Frey, Chairman and Chief Executive Officer of Autonomous Technologies. Management is confident that their industry perspectives and contributions will be of great value."

Autonomous Technologies, Corporation (ATCI) is engaged in the design and development of next generation excimer laser instruments for laser refractive surgery. ATCI's T-PRK(R) (Tracker-assisted Photorefractive Keratectomy) instrument combines high speed, laser radar eye tracking (LADARVision(R)) with precisely scanned narrow beam shaping technology.

                                     # # #